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                                                                    Exhibit 23.2
                        CONSENT OF INDEPENDENT AUDITORS





Board of Directors and Stockholders
Octel Communications Corporation:

         We consent to incorporation by reference in the registration statement on Form S-8 of Octel Communications Corporation of our reports dated July 23, 1993, relating to the consolidated balance sheets of Octel Communications Corporation and subsidiaries as of June 30, 1993 and 1992, and the related consolidated statements of income, stockholders' equity, and cash flows and related schedules for the years then ended which reports are incorporated by reference or appear in the June 30, 1993 annual report on Form 10-K of Octel Communications Corporation.


                                                   KPMG PEAT MARWICK




Palo Alto, California
March 31, 1994





CFB043.W42(5P3)
03/24/94